ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of April 17, 2014.

BETWEEN:

TILL CAPITAL LTD. (FORMERLY RESOURCE HOLDINGS LTD.), a company incorporated under the laws of Bermuda and having its registered office at Crawford House, 50 Cedar Avenue, Hamilton, HMll Bermuda

(the "Purchaser")

AND:

KUDU PARTNERS, L.P., a limited partnership formed under the laws of Delaware and having its registered office at 16192 Coastal Highway, Lewes, DE 19558

(the "LP")

AND:

LA PLATA RIVER PARTNERS, LLC, the general partner of the LP, a limited liability company formed under the laws of Delaware and having its registered office at 16192 Coastal Highway, Lewes, DE 19558

(the "GP" and together with the LP, the "Vendors")

WHEREAS:

A.

The Purchaser and Americas Bullion Royalty Corp. ("AMB") have entered into an arrangement agreement dated as of February 18, 2014, as amended on March 25, 2014 (the "Arrangement Agreement") which provides for the implementation of certain transactions (the "Arrangement") where, among other things, the Purchaser will acquire all of the issued and outstanding shares of Americas Bullion Royalty Corp. by way of a plan of arrangement (the "Plan of Arrangement"), a copy of which is attached as Schedule A to the Arrangement Agreement;

B.	Pursuant to Section 2.3(i) of the Plan of Arrangement, the transactions contemplated by this Agreement shall occur in accordance with and on the terms and conditions specified in this Agreement;

C.	The Parties are entering into this Agreement to document and evidence the purchase and sale of the Purchased Assets (as defined below) as contemplated in the Plan of Arrangement;

D.

The GP holds in trust for the LP certain cash amounts (the "Cash"), certain marketable securities (the "Marketable Securities") and certain illiquid securities (the "Illiquid Securities"), all as more particularly set out in Schedule A hereto (the Cash, Marketable Securities and Illiquid Securities, collectively the "Purchased Assets"); and

E.	The Purchaser wishes to purchase and the LP wishes to sell the Purchased Assets on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration (the receipt, and adequacy, of which is acknowledged by each of the Parties hereto) the Parties hereto represent, covenant and agree as follows:

ARTICLE l
INTERPRETATION

1.1        Definitions

            The Parties agree that the following terms shall have the following meanings in this Agreement:

(a)	"Agreement" means this Asset Purchase Agreement.

(b)	"AMB Shares" means the shares of Americas Bullion Royalty Corp.

(c)	"Arrangement" has the meaning ascribed thereto in Recital A;

(d)	"Arrangement Agreement" has the meaning ascribed thereto in Recital A;

(e)	"Authorization" means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person;

(f)	"Business Costs" has the meaning ascribed thereto in Section 2.2(e);

(g)	"Business Costs Statement" has the meaning ascribed thereto in Section 2.3;

(h)	"Business Day" means any day other than a Saturday, Sunday or statutory holiday in Bermuda;

(i)	"Cash" has the meaning ascribed thereto in Recital D and as more particularly described in Schedule A;

(j)	"Cash Portion of the Purchase Price" has the meaning ascribed thereto in Section 2.2(b);

(k)	"Closing" means the closing of the Transaction;

(1)	"Effective Date" has the meaning ascribed thereto in the Plan of Arrangement;

(m)	"Effective Time" has the meaning ascribed thereto in the Plan of Arrangement;

(n)	"Exchange Ratio" means 0.01, or such other number as the directors of AMB may determine in accordance with Section 2.5 of the Plan of Arrangement;

(o)

"Governmental Entity" means (i) any governmental or public department, central bank, court, commission, board, bureau, agency, commissioner, minister, governor-in-council, cabinet, tribunal or instrumentality whether international, multinational, national, federal, provincial, state, municipal, local or other, (ii) any subdivision or authority of any of the above and (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

(p)	"GP" means La Plata Rivers Partners, LLC;

(q)	"Liquid Securities" has the meaning ascribed thereto in Recital D and as more particularly described in Schedule A;

(r)	"Liquid Securities Portion of the Purchase Price" has the meaning ascribed thereto in 2.2(d);

(s)

"Laws" means all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority, and the term [11]applicable [11] with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity, statutory body or self-regulatory authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(t)

"Lien" means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute;

(u)	"LP" means Kudu Partners, L.P.;

(v)	"Marketable Securities" has the meaning ascribed thereto in Recital D and as more particularly described in Schedule A;

(w)	"Marketable Securities Portion of the Purchase Price" has the meaning ascribed thereto in Section 2.2(c);

(x)	"Parties" means the Purchaser and the Vendors;

(y)

"Person" means any individual, sole proprietorship, partnership, limited partnership, joint venture, syndicate, unincorporated association, corporation, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(z)	"Plan of Arrangement" has the meaning ascribed thereto in Recital A;

(aa)	"Purchase Price" has the meaning ascribed thereto in Section 2.2;

(bb)	"Purchase Price Calculation Date" has the meaning ascribed thereto in 2.2(b);

(cc)	"Purchased Assets" has the meaning ascribed thereto in Recital D;

(dd)	"Purchaser" means Till Capital Ltd. (formerly Resource Holdings Ltd.);

(ee)

"Taxes" means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gif t, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers' compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party;

(ff)

"Till Shares" means the restricted voting shares of Till Capital Ltd. (formerly Resource Holdings Ltd.) to be issued to the LP in consideration of the Purchased Assets, to be held in trust by the GP on behalf of the LP;

(gg)	"Transaction" means the purchase and sale of the Purchased Assets contemplated by this Agreement;

(hh)	"TSX" means the Toronto Stock Exchange;

(ii)	"TSX-V" means the TSX Venture Exchange;

(jj)	"Vendors" means the LP and the GP; and

(kk)	"VWAP" has the meaning ascribed thereto in Section 2.2.

1.2	Interpretation

For the purposes of this Agreement:

	(a)	the schedules attached to this Agreement form an integral part of this Agreement for the purposes of it;

(b)

for the purposes of this Agreement, references to "the knowledge of the Vendors" or "the Vendors have no knowledge" means the actual current knowledge of senior management of the Vendors without any obligation to make on inquiries of any Person;

	(c)	words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders;

(d)

any reference in this Agreement to an article, paragraph, subparagraph, Section, Subsection or Schedule is a reference to the appropriate article, paragraph, subparagraph, Section, Subsection or Schedule in or to this Agreement;

	(e)	the headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(f)

the words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, section, subsection, paragraph, subparagraph or other subdivision or Schedule hereof;

(g)

the word "including" when following any general statement, term or matter, will not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, but will be construed to refer to all other items or matters that could reasonably fall within the scope of such general statement, term or matter, whether or not non-limiting language (such as "without limitation", "but not limited to" or words of similar import) is used with reference thereto; and

(h)

when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period will be excluded and if the last day of such period is a non-Business Day, the period in question will end on the next Business Day.

ARTICLE 2
PURCHASE AND SALE

2.1        Purchase and Sale

            The LP, by its GP, hereby agrees to sells, assigns and transfers to the Purchaser and the Purchaser hereby agrees to purchases from the GP, in trust for the LP, the Purchased Assets free and clear of all Liens and in accordance with and subject to the terms and conditions set forth in this Agreement.

2.2        Purchase Price

(1)        The purchase price payable by the Purchaser to the LP for the Purchased Assets (the "Purchase Price") shall be the aggregate of:

(b)

an amount (the "Cash Portion of the Purchase Price") equal to the value in US dollars of the Cash; for the purposes of the foregoing, the US dollar value of the Cash shall be determined using the closing rate of the exchange published by the Bank of Canada on the day that is two (2) Business Days before the Closing, or such other date as the parties may agree, (the "Purchase Price Calculation Date"), provided that, if such day is not a Business Day, then the Purchase Price Calculation Date shall be the first Business Day immediately preceding such day;

(c)

an amount (the "Marketable Securities Portion of the Purchase Price") equal to the fair market value of the Marketable Securities as determined by volume weighted average price ("VWAP" of each type of Marketable ) Security for the 10 trading day period immediately prior to the Purchase Price Calculation Date;

(d)	an amount (the "Illiquid Securities Portion of the Purchase Price") equal to fair market value of the Illiquid Securities as agreed to by the Parties, each acting reasonably; and

(e)

the normal business costs incurred by the LP from March 1, 2014 up until the Closing (the "Business Costs") as set out in the Business Costs Statement, which is estimated to be $22,000, but in no event shall the Business Costs exceed $30,000.

(2)        The Cash Portion of the Purchase Price, the Marketable Securities Portion of the Purchase Price, the Illiquid Securities Portion of the Purchase Price and the Business Costs shall be calculated in US dollars using the closing rate of the exchange published by the Bank of Canada on the Purchase Price Calculation Date. Notwithstanding the foregoing, the Purchase Price shall be calculated in Canadian dollars using the closing rate of the exchange published by the Bank of Canada on the Purchase Price Calculation Date.

2.3        Business Costs Determination

            Three (3) days prior to the Closing, the GP, on behalf of the LP, will supply the Purchaser with a statement setting out the Business Costs of the L.P. Upon approval by the Purchaser acting reasonably, such statement will be the "Business Costs Statement".

2.4        Payment of Purchase Price

(1)        At Closing and subject to the GP, on behalf of the LP's obligations to comply with the requirements of section 116 of the Income Tax Act (Canada), as applicable, the Purchase Price shall be paid and satisfied by the Purchaser to the GP, in trust for the LP, that number of shares of the Purchaser (the "Till Shares") which has a value equal to the VWAP of an AMB Share on the TSX or the TSX-V, as applicable, for the 10 trading day period immediately prior to the Purchase Price Calculation Date divided by the Exchange Ratio; provided that, the directors of AMB, may at any time prior to the Effective Time, by resolution of the AMB board of directors, alter the Exchange Ratio if it determines that it is necessary or advisable to do so in order to ensure that the Purchaser will, upon completion of the Arrangement, meet the minimum distribution requirements of the TSX-V applicable to a Tier 1Issuer (as defined in the TSX-V Corporate Finance Manual).

(2)        The Till Shares shall be issued as fully paid as fully paid and non-assessable, and shall be free of all Liens.

(3)        The Parties agree that delivery of the share certificates in accordance with section 6.2(c) shall satisfy in full the Purchaser's obligation to pay the Purchase Price.

2.5        Taxes and Fees

            Each of the Purchaser and the GP, on behalf of the LP, will be liable for all Taxes, duties, registration fees or other like charges properly payable by such Party under applicable Law in connection with the Transaction.

ARTICLE 3
REPRESENTATION AND WARRANTIES OF THE VENDORS

3.1        Representations and Warranties of the Vendors

            The Vendors represent and warrant as follows to the Purchaser at the date of this Agreement and acknowledge and confirm that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Assets:

(a)

Incorporation and Qualification of the GP. The GP is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has the power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite proceedings and that this Agreement constitutes a legal, valid, and binding obligation of the GP in accordance with its terms.

(b)

Incorporation and Qualification of the LP. The LP is a limited partnership duly organized and validly existing under the laws of Delaware, has the power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite proceedings and that this Agreement constitutes a legal, valid, and binding obligation of the LP in accordance with its terms.

(c)

Corporate Authority. The execution and delivery of and performance by the LP and the GP, on behalf of the LP, of this Agreement have been authorized by all necessary corporate action on the part of the GP and the LP. The transfer of the Purchased Assets to the Purchaser has been authorized by all necessary corporate action on the part of the LP and the GP, acting on behalf of the LP.

(d)

Enforceability. This Agreement has been duly executed and delivered by the GP, in its own capacity and on behalf of the LP, and constitutes a legal, valid and binding agreement of the LP and the GP, in its own capacity and on behalf of the LP, enforceable against them in accordance with its terms.

(e)

No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions among the Parties contemplated hereby, or the due observance and performance by the Vendors of their obligations herein:

(i)

will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of the limited partnership agreement, the charter documents or by laws of the Vendors, as applicable;

(ii)

will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of any Law, judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity, domestic or foreign, to which the Vendors are subject; or

(iii)

will not violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of or accelerate the performance required by, or result in the creation of any Lien, security interest, charge or encumbrance upon any of the Purchased Assets or the properties or assets of the Vendors under any of the terms, conditions or provisions of the articles or any note, bond, mortgage, indenture, deed of trust, licence, agreement or other instrument or obligation to which the Vendors are a party or pursuant to which any of their properties or assets may be bound or affected.

(f)

Title to Purchased Assets. The GP is the sole registered owner of the Purchased Assets and holds the Purchased Assets in trust for LP. The LP is the sole beneficial owner of the Purchased Assets. The Vendors have good and marketable title to the Purchased Assets, free and clear of all Liens, charges, mortgages, security interests, encumbrances, rights, calls, claims and demands of every nature and kind whatsoever. The GP, has the full power and authority to sell, transfer and assign to the Purchaser the Purchased Assets and to vest in the Purchaser a good, valid and subsisting title in and to the Purchased Assets free and clear of all Liens, charges, mortgages, security interests, encumbrances, rights, calls, claims, demands or liabilities of every nature and kind whatsoever. All of the Purchased Assets have been issued in compliance with all applicable Laws including, without limitation, applicable securities Laws.

(g)

No Other Agreements to Purchase. Except for the Purchaser's right under this Agreement, no person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre- emptive or contractual) capable of becoming such for the purchase or acquisition from the LP, by its GP, of any of the Purchased Assets.

(h)

Authorizations and Consents. There is no requirement on the part of the GP, on behalf of the LP, to make any filing with or give any notice to any Governmental Entity or body, or obtain any order, permit, approval, waiver, license or similar authorization, in connection with the completion of the transactions contemplated by this Agreement, except for filings and notifications required by applicable Laws, applicable securities Laws.

(i)	Residence. The Vendors and each Person who is a partner of the LP are non- residents of Canada for the purposes of the Income Tax Act (Canada).

G)

No Action. The Vendors are not aware of any action, suit or proceeding, at law or at equity, for or by any court or any federal, provincial, municipal or other governmental department, comrmssion, board, agency or instrumentality which would prevent or materially adversely affect the transactions contemplated by this Agreement.

(k)

Bankruptcy. The Vendors have not committed an act of bankruptcy, proposed a compromise or arrangement to their creditors, had any petition for a receiving order filed against them, taken any proceeding with respect to a compromise, arrangement or winding up, or otherwise taken advantage of any insolvency or bankruptcy legislation, had a receiver appointed to any part of their property or had any execution or distress or seizure levied upon any of their property.

(1)	Securities Laws. Neither of the Vendors is a reporting issuer (as such term is defined in the Securities Act (British Columbia).

ARTICLE 4
PURCHASER'S REPRESENTATIONS AND WARRANTIES

4.1        Purchaser's Representations and Warranties

            The Purchaser represents and warrants as follows to the Vendors at the date of this Agreement and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the GP, in trust for the LP, of the Purchased Assets:

(a)

Incorporation and Qualification. The Purchaser is a corporation incorporated and existing under the Laws of Bermuda. The Purchaser has the corporate power to enter into and perform its obligations under this Agreement.

(b)	Corporate Authority. The execution and delivery of and performance by the Purchaser of this Agreement have been authorized by all necessary corporate action on the part of the Purchaser.

(c)	Approvals. The Purchaser has obtained all necessary approvals to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

(d)	Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

(e)

Non-Contravention. Neither the execution, delivery and performance by the Purchaser of this Agreement nor the completion of the transactions contemplated hereby will conflict with or result in a breach of or default under any agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser is bound.

ARTICLE 5
CLOSING

5.1        Closing

            Closing shall occur on the Effective Date at the time set out in the Plan of Arrangement.

5.2        Conditions Precedent to the Agreement

            The obligations of the parties to complete the Transaction and to deliver the documents contemplated hereby are conditional on the satisfaction or waiver of all conditions precedent in the Arrangement Agreement which condition is for the benefit of both the Vendors and Purchaser and may not be waived.

ARTICLE 6
CLOSING COVENANTS

6.1        Vendor's Covenants

            The Vendor covenants to the Purchaser to deliver on or before the Effective Time the following:

(a)

certified copies of (a) the resolutions of the directors of the GP approving the execution, performance, and delivery of this Agreement and (b) the constating documents of the GP and the limited partnership agreement of the LP;

(b)	a certificate of good standing of the GP and the LP;

(c)	a bill of sale with respect to the Purchased Assets;

(d)	the Cash; and

(e)	any other documentation as may reasonably be required by the Purchaser.

6.2        Purchaser's Covenants

            The Purchaser covenants to the Vendor to deliver on or before the Effective Time the following:

(a)	certified copies of (a) the resolutions of the directors of the Purchaser approving the execution, performance, and delivery of this Agreement, and (b) the constating documents of the Purchaser;

(b)	a certificate of good standing of the Purchaser;

(c)	a share certificate of the Purchaser representing the Till Shares registered in the name of the GP, in trust for the LP in full satisfaction of the Purchase Price;

(d)	a bill of sale with respect to the Purchased Assets; and

(e)	any other documentation as may reasonably be required by the Vendors.

ARTICLE 7
SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

7.1        Survival of Covenants, Representations and Warranties of the Vendors

            The covenants, representations and warranties of the Vendors contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the closing of the purchase and sale of the Purchased Assets and, notwithstanding such closing, and regardless of any investigation by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser without limitation of time, subject only to applicable limitation periods imposed by Law.

7.2        Survival of Covenants, Representations and Warranties of the Purchaser

            The covenants, representations and warranties of the Purchaser contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the closing of the purchase and sale of the Purchased Assets and, notwithstanding such closing, and regardless of any investigation by or on behalf of the Vendors, shall continue in full force and effect for the benefit of the Vendors without limitation of time, subject only to applicable limitation periods imposed by Law.

ARTICLE 8
GENERAL

8.1        Time of the Essence

            Time is of the essence in this Agreement.

8.2        Enurement

            This Agreement becomes effective when executed by the Vendors, the Purchaser and the Company. After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement, including any right to payment, may be assigned or transferred, in whole or in part, by either Party without the prior written consent of the other Party.

8.3        Entire Agreement

            This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such transactions. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

8.4        Waiver

            No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right it may have.

8.5        Further Assurances

            Each of the Parties covenants and agrees to do such things, to attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent and the transfer of title of the Marketable Securities and the Illiquid Securities to the Purchaser, or as directed by the Purchaser.

8.6        Termination

            This Agreement may, by notice in writing given at or prior to the completion of the transaction, be terminated by mutual consent of the Vendors and the Purchaser.

8.7        Severability

            If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

8.8        Amendment or Modification

            This Agreement will not be amended or modified, unless such amendment or modification is agreed to in writing by the Parties, and each Party executes a written instrument giving effect to such modification.

8.9        Governing Law

            This Agreement is governed by, and will be interpreted and construed in accordance with, the Laws of Bermuda

8.10      Currency

            All references herein to dollar amounts are references to dollars in the lawful currency of the United States of America.

8.11      Counterparts

            This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Signature page follows]

The parties have executed this Agreement as of the date first written above.

TILL CAPITAL LTD. (FORMERLY RESOURCE HOLDINGS LTD.)

:	By:	/s/ Timothy P. Leybold

Name: Timothy P. Leybold
Title: Chief Financial Officer

KUDU PARTNERS, L.P., BY ITS GENERAL PARTNER, LA PLATA RIVER PARTNERS LLC

:	By:	/s/ William Lupien

Name: William Lupien
Title:

LA PLATA RIVER PARTNERS LLC

:	By:	/s/ William Lupien

Name: William Lupien
Title:

Schedule A - Purchased Assets

A - 1